Exhibit 99.1

NEWS RELEASE May 9, 2006

Media Contact:

Scott Blevins, Overstock.com, Inc.

+1 (801) 947-3133

sblevins@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Celebrates Receipt of SEC Subpoena

SALT LAKE CITY — Overstock.com® (NASDAQ: OSTK) announced that today it received a subpoena from the Securities and Exchange Commission concerning issues and requesting information outlined below.

Overstock.com Chairman and CEO Patrick Byrne said, “I may be the first CEO in history to celebrate receiving an SEC subpoena. Some of the requests suggest the whispering of the blackguards, but I remain unconcerned about their hokum. In truth, I am gratified to see that the SEC is looking into the issues about which I have been speaking: I believe our capital markets are broken in a deep way, our system of corporate voting and governance is a hoax, the savings of Americans are being drained through our financial system’s fissure of unsettled trades, and the system appears to be cracking around Overstock.com (of course, I could be proved wrong if they would force the settlement of, or even reveal the size of, all unsettled trades in OSTK, which I believe number from 7 to 30 million shares). While some of the miscreants file frivolous delaying motions, and others schmooze with hedge funds and write what they are told to write (yet call themselves ‘journalists’ to shield their perfidy behind the First Amendment), I on

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the other hand applaud the SEC’s actions and eagerly anticipate my chance to get these issues into court.”

The subpoena requests a broad range of documents, including, all documents relating to the Company’s accounting policies, targets, projections, estimates, recent restatement, new technology systems and their implementation, and communications with and regarding analysts. In addition, the subpoena requests all information relating to the filing of its complaint against Gradient Analytics, Inc., communications regarding shareholders who did not receive the Company’s proxy statement in April 2006, communications with shareholders, and communications regarding short selling, naked short selling, purchases and sales of Company stock, obtaining paper certificates, and stock loan or borrow of Company shares. The Company intends to review the subpoena and respond in due course.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding celebration of an SEC subpoena, the chance to prove the company’s beliefs in court, and such other risks as identified in our Form 10-K for the year ended December 31, 2005, and all our subsequent filings with the

Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.